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                                                                      EXHIBIT 11

                           DELL COMPUTER CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                         ---------------------------------
                                                         APRIL 30, 1995        MAY 1, 1994
                                                         --------------        -----------
Primary earnings per common share:
Calculation of weighted average shares:
  Weighted average common stock outstanding                    41,970               38,109
  Weighted average common stock equivalents,
   utilizing the treasury stock method                          3,284                2,206
                                                             --------             --------
  Weighted average shares outstanding                          45,254               40,315
                                                             ========             ========

Earnings:
  Net income applicable to common stockholders               $ 50,060             $ 16,786
                                                             ========             ========

Earnings per common share                                    $   1.11             $   0.42
                                                             ========             ========

Fully diluted earnings per common share:

Calculation of weighted average shares:
  Weighted average common stock outstanding                    41,970               38,109
  Weighted average common stock equivalents,
    utilizing the treasury stock method                         3,687                2,051
  Assumed conversion of preferred stock                         3,115(a)             5,263
                                                             --------             --------
  Weighted average shares outstanding                          48,772               45,423
                                                             ========             ========

Earnings:

  Net income applicable to common stockholders               $ 50,060             $ 16,786
  Add:  preferred dividends                                     1,292(b)             2,187
                                                             --------             --------
  Adjusted net income applicable to common
    stockholders                                             $ 51,352             $ 18,973
                                                             ========             ========


Earnings per common share                                    $   1.05               $ 0.42(c)
                                                             ========             ========

_________

(a) Assumes conversion of the 60,000 shares of outstanding Preferred Stock at the beginning of the quarter and of the remaining Preferred Stock from the beginning of the quarter to the actual conversion date.

(b) Preferred dividends are exclusive of the conversion premium and expenses of the conversion offer.

(c) Amount was not disclosed on the face of the Condensed Consolidated Statement of Operations as there was no further dilution.





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